UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2003

CRESCENT BANKING COMPANY

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20251	58-1968323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 Highway 515, Jasper, Georgia 30143

(Address of Principal Executive Offices, including Zip Code)

(706) 692-2424

(Registrant’s Telephone Number, including Area Code)

Item 2.	Acquisition or Disposition of Assets.

On December 31, 2003, Crescent Banking Company (the “Company”) announced that it has completed the sale of its wholesale residential mortgage business conducted by its subsidiary, Crescent Mortgage Services, Inc. (“CMS”), to Carolina Financial Corporation, Charleston, South Carolina (“Carolina”). The Company will continue to offer retail mortgage products through its wholly owned commercial banking subsidiary, Crescent Bank & Trust Company (the “Bank”).

Pursuant to the definitive agreement, Carolina has purchased substantially all of CMS’ mortgage loans, pipeline mortgage loans, fixed assets and assumed responsibility for all leases and liabilities related to transferred assets. The assets were sold at their book or carrying value. The Company will be paid 100% of the profits of the mortgage pipeline during the first 60 days following closing as well as 30% of the pre-tax income of the business for the 9 months following the first 60 day period. The Company will retain a mortgage-servicing portfolio of approximately $740 million.

Prior to the closing of the sale of assets, Robert KenKnight and Michael Leddy, executive officers of CMS who will be continuing as employees of Carolina, each purchased 25,000 shares of common stock of Carolina, which the Company understands is consistent with Carolina’s requirements for senior management of its subsidiaries. The Company understands that these shares represent, in the aggregate, less than 3% of Carolina’s outstanding common stock.

On December 31, 2003, the Company issued the press release filed as Exhibit 99.1 with this Current Report on Form 8-K, announcing the completion of the sale.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 31, 2003.

99.2	Transition Services Agreement, dated December 31, 2003, among Crescent Mortgage Services, Inc., Crescent Bank & Trust Company, Carolina Financial Corporation, Crescent Mortgage Company and Community FirstBank of Charleston.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

By:	/s/ J. Donald Boggus, Jr.

J. Donald Boggus, Jr. President and Chief Executive Officer

Date:	January 2, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated December 31, 2003.

99.2	Transition Services Agreement, dated December 31, 2003, among Crescent Mortgage Services, Inc., Crescent Bank & Trust Company, Carolina Financial Corporation, Crescent Mortgage Company and Community FirstBank of Charleston.